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                                                                   EXHIBIT 10.28


                         TAX INDEMNIFICATION AGREEMENT


         This Tax Indemnification Agreement (this "AGREEMENT") is made this ___ day of ____________, 1998, by and among Clark/Bardes Holdings, Inc., a Delaware corporation ("HOLDINGS"), Clark/Bardes, Inc., a Delaware Corporatoin ("CBI") and each of the former shareholders of Clark/Bardes, Inc., a Texas corporation (the "COMPANY"), (hereinafter referred to collectively as the "SHAREHOLDERS").

                                R E C I T A L S

           A. The Company made an election to be treated as an S corporation within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended (the "CODE"), and corresponding provisions of state income tax law, for the period commencing ______________, 19__, to the date of termination of such election (the "S PERIOD").

         B. CBI is a wholly-owned subsidiary of Holdings. Holdings contemplates filing consolidated tax returns with CBI.

         C. The Company will be merged with and into CBI and CBI will be the surviving corporation upon the consummation of the merger (the
"REORGANIZATION"). Further, CBI will be a C corporation within the meaning of
Section 1361 of the Code and corresponding provisions of state income tax law from and after the date of termination of the Company's S election.

          D. Pursuant to Section 1362(e)(2) of the Code, the Company's income or loss for all of 1998 will be pro rated among the days in 1998 for purposes of allocating the Company's income for 1998 between (i) the period commencing on January 1, 1998, and ending on the last day of the S Period, and (ii) the balance of the year, provided that such allocation is not required under
Section 1362(e)(6)(D) of the Code to be based on a closing of the books.

         E. The Board of Directors of the Company is expected to declare a dividend, payable to shareholders of record as of the date preceding the day that the Company's S election is revoked, in the amount described in Section 1(a).

                              A G R E E M E N T S

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:
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1. COVENANTS

          (a) Subject to receipt by Holdings and CBI of this Agreement executed by all the Shareholders, the Company shall distribute to the Shareholders prior to the Reorganization cash in the amount equal to $3.2 million, or $1.00 per share (the "SHAREHOLDER DISTRIBUTION AMOUNT"). The Shareholder Distribution Amount may be (i) decreased if the amount of the Company's previously earned and undistributed taxable income immediately prior to the consummation of the Reorganization (such amount the "AAA AMOUNT") is less than the Shareholder Distribution Amount or (ii) increased if the Shareholder Distribution Amount is less than 42.6% of the AAA Amount.

         (b) CBI shall, as soon as practical following the end of 1998, determine (i) the income or loss of CBI for 1998, (ii) the allocation of such income or loss as between (A) the period commencing on January 1, 1998 and ending on the last day of the S Period, and (B) the balance of 1998, using the method prescribed by Section 1362(e) of the Code, and (iii) the balance, if any, of the Company's accumulated adjustments account.

2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDERS. The Shareholders, jointly and severally, represent, warrant and covenant to Holdings and CBI that:

         (a) The Shareholders have duly and timely filed, or will duly and timely file, their personal income tax returns for each period with or within which ends any taxable year of the Company included in the S period ("SHAREHOLDER TAX RETURNS").

         (b) The Shareholders have duly included, or will duly include, in their Shareholder Tax Returns their respective shares of the Company's items of income gain, profit, loss, deduction and credit from all sources through and including the last business day of the S Period (the "S CORPORATION TAXABLE INCOME"). Each Shareholder agrees to pay any and all taxes attributable to his or her allocable share of S Corporation Taxable Income.

         (c) There are no audits, inquiries, investigations or examinations relating to any of the Shareholder Tax Returns pending, and there are no claims which have been asserted relating to any of the Shareholder Tax Returns which, if determined adversely, would result in the assertion by the Internal Revenue Service or any other state or local tax authority or agency of any income tax ("Tax") deficiency against Holdings.

         (d) To the extent that the amount distributed to the Shareholders pursuant to Section 1(a) above exceeds the amount of the Company's accumulated adjustments account as determined pursuant to Section 1(b) above (but without taking into account the distribution pursuant to Section 1(a) above), the Shareholders shall promptly remit the difference to CBI.


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3. INDEMNIFICATIONS.   Following the "POST TERMINATION TRANSITION PERIOD" as
defined in Section 1377(b)(1) of the Code:

         (a) The Shareholders, jointly and severally, shall be responsible for and shall indemnify and save and hold harmless Holdings and CBI from and against all Tax, interest and penalties imposed on Holdings and CBI resulting from a final determination of an adjustment to the Shareholders' taxable income resulting in a decrease in the S Corporation Taxable Income and a corresponding increase in the Company's taxable income (including any adjustment arising from a final determination that the Company failed to qualify as a "small business corporation" within the meaning of Section 1361(b) of the Code for any tax year ending on or before the date of the Reorganization); provided, however, that the maximum amount to be remitted by any Shareholder pursuant to this Section 3(a) shall not exceed the product of (a) such Shareholder's proportionate share of the decrease in the S Corporation Taxable Income, multiplied by (b) such Shareholder's marginal income tax rate in effect at the time of inclusion of such Shareholder's proportionate share of the amount of the decrease in the S Corporation Taxable Income.

         (b) CBI shall indemnify and save and hold harmless each Shareholder from and against all Tax, interest and penalties imposed on such Shareholder resulting from a final determination of an adjustment to the Company's taxable income resulting in a decrease in the Company's taxable income and a corresponding increase in such Shareholder's S Corporation Taxable Income. Further, CBI shall indemnify and hold harmless each Shareholder from and against Tax incurred by such Shareholder resulting from the receipt of any indemnification payments made to such Shareholder pursuant hereto.

         (c) The Shareholders or CBI, as the case may be, shall make any payment required under this Section 3 within thirty (30) days after receipt of written notice from the other party that a payment is due by such party to the appropriate taxing authority.

         (d) If a Tax audit is commenced with respect to the S Period or any Tax is claimed for which the Shareholders would be required to indemnify Holdings or CBI, written notice thereof shall be given to the Shareholders as promptly as practicable; provided, however, that the failure to give timely notice shall not affect rights to indemnification hereunder except to the extent that the Shareholders demonstrate actual damage caused by such failure. After such notice, if the Shareholders shall acknowledge in writing to Holdings and CBI that they are obligated under the terms of their indemnity hereunder in connection with such audit or claim, then the Shareholders shall be entitled, if they so elect, to take control of the defense and investigation of such audit or claim and to employ and engage attorneys of their own choice to handle and defend the same, at the Shareholders' cost, risk and expense provided that the Shareholders and their counsel shall proceed with diligence and in good faith with respect thereto. Holdings and CBI shall cooperate in all reasonable respects with the Shareholders and such attorneys in the defense and investigation of such audit or claim and any appeal arising therefrom, and shall not enter into any agreement with any tax authority with respect to such audit or claim without the prior consent of the Shareholders; provided, however, that Holdings and CBI may, subject to the Shareholders' control of the defense and investigation of such


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audit or claim, at its own cost, participate in the defense and investigation of such audit or claim and any appeal arising therefrom.

4. NOTICE. All notices and other communications made in connection with this Agreement shall be in writing and shall be deemed given when delivered personally or sent by facsimile transmission to the numbers indicated below (if physical confirmation of transmission is retained) or on the third succeeding business day after being mailed by registered or certified mail, deposited in the United States mail, postage prepaid, return receipt requested, to the appropriate party at its or his address below or at such other address for such party as shall be specified by written notice when in fact delivered pursuant hereto:

   If to Holdings or CBI, at:


         Clark/Bardes Holdings, Inc.
         2121 San Jacinto, Suite 2200
         Dallas, Texas  75201-7906
         Attention:  General Counsel


   If to a Shareholder, at such Shareholder's address set forth on the Shareholder signature page hereto.

5. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and each Shareholder may execute a separate Shareholder Signature Page hereto.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

HOLDINGS:                                          CBI:

CLARK/BARDES HOLDINGS, INC.                        CLARK/BARDES, INC.

By:                                                By:
   ------------------------------                     --------------------------
Its:                                               Its:
    -----------------------------                      -------------------------



THE COMPANY

CLARK/BARDES, INC.

By:____________________________

Its:_____________________________


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                           SHAREHOLDER SIGNATURE PAGE
                                       TO
                         TAX INDEMNIFICATION AGREEMENT



         The undersigned shareholder of Clark/Bardes, Inc. has executed the above Tax Indemnification Agreement as of the date first set forth above.

SHAREHOLDER NAME:
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SHAREHOLDER SIGNATURE:
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SHAREHOLDER ADDRESS:
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